Exhibit 13.2

                   SUPPLEMENTARY FINANCIAL INFORMATION ON SENIOR CARE

Senior Care provided above audited financial statements for the years ended December 31, 1999 and December 31, 2000. Because this Prospectus is being filed after a full quarter has gone by since the audited financial statements, the unaudited quarterly results for the three month period ended March 31, 1999 and March 31, 2000 are repinted here for your information.

                            SENIOR CARE INDUSTRIES, INC.

                                FINANCIAL STATEMENTS

          For the three months ended March 31, 2000 and March 31, 2001

                                    CONTENTS

Consolidated Balance Sheets                                           F-20

Consolidated Statements of Income                                     F-21

Consolidated Statement of Stockholders' Equity                        F-22

Consolidated Statements of Cash Flows                                 F-23

Notes to the Financial Statements                                     F-24

                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------------------------

                                     ASSETS

                                                          MARCH 31, 2000   MARCH 31, 2001
                                                          -------------    -------------
Current assets:
    Cash                                                   $    93,338     $     37,655
    Deposits                                                    65,859          141,700
    Accounts receivable                                        554,603          691,618
    Notes Receivable                                                             59,757
    Inventory                                                  744,957          634,944
    Employee Advances                                                               500
    Prepaid Rent                                                                  6,418
    Prepaid Taxes                                                                17,120
    Prepaid Lease Payments                                                          877
    Other Prepaid Expenses                                                        2,550
    Other current assets                                         1,455          220,171
                                                          -------------    -------------
      Total current assets                                   1,460,212        1,813,310

Fixed Assets:

Property held for resale:
    Construction in progress                                15,349,217       14,941,507
    Capitalized Interest                                                        902,448
    Capitalized Expenses                                                      2,452,178
    Less: Accumulated Depreciation                                              (55,355)
Property held for rental income:
    Rental Property                                          1,800,000        1,800,000
                                                          -------------    -------------
     Total Real Property Assets:                            17,149,217       20,040,778

Machinery & Equipment                                          134,835          226,291
Office Equipment                                                17,681           17,681
Leasehold Improvements                                          28,933           28,933
Capitalized Equipment Leases                                    50,673           50,673
Less: Accumulated Depreciation                                 (22,000)        (145,214)
                                                          -------------    -------------
     Total Property and Equipment:                             210,122          170,364

Other assets:
    Investment in Delran Associates, LLC                     3,234,000        3,234,000
    Goodwill Noble Furniture                                                  1,732,240
    Investment in Rent USA, Inc.                                              2,250,000
    Less: Accumulated Amortization                                              (95,110)
                                                          -------------    -------------
      Total other assets                                     3,234,000        7,121,130
                                                          -------------    -------------

      Total assets                                        $ 22,053,551     $ 29,145,582 *
                                                          =============    =============

     The accompanying notes are an integral part of the financial statements

     * Please note that Senior Care had a major acquisition of real property after March 31, 2001 which substantially effects the financial statement increasing Total assets to $99,374,637. A Pro Forma Balance Sheet appears on Page I-8.


                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------------------------------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                               MARCH 31, 2000    MARCH 31, 2001
                                                                                -------------    -------------
Current liabilities:
    Accounts payable                                                             $   347,549     $    623,057
    Payroll Accruals                                                                                   27,732
    Garnishment Payable                                                                                   709
    Sales Tax Payable                                                                                     513
    Sales Tax Reimbursements Payable                                                                     (537)
    Accrued expenses                                                                  27,566
    Notes payable - current portion                                                  111,959           (5,928)
    Lines of credit - current portion                                                656,517            8,973
    Real Estate loans payable - current portion                                                     2,297,025
    Capital lease obligation-current portion                                          12,839            8,351
    Other current liabilities                                                                           4,995
                                                                                -------------    -------------
      Total current liabilities                                                    1,156,430        2,964,890

    Real estate loans Payable                                                     10,751,073       13,075,646
    Notes payable, net of current portion                                            706,008        2,273,869
    Lines of credit, net of current portion                                          190,423          505,759
    Accrued interest on notes payable                                                 96,845
                                                                                -------------    -------------
      Total Long Term Liabilities                                                 11,744,349       15,855,274
                                                                                -------------    -------------
      Total liabilities                                                           12,900,779       18,820,164

 Stockholders' equity :
    Series A convertible preferred stock, $.001 par value, 34,500 shares authorized, 34,500 shares issued and outstanding at March 31, 2000
       and no shares outstanding March 31, 2001, respectively                             34                -
    Series B convertible preferred stock, $.001 par value 400,000 shares authorized, 400,000 shares issued and outstanding at March 31,
       2000 and no shares outstanding March 31, 2001, respectively                       400                -
    Series D convertible preferred stock, $.001 par value, 2,000,000
       Shares issued and outstanding as of March 31, 2001                                               2,000

    Common stock, $.001 par value, 50,000,000 shares authorized,
       7,412,154 shares issued and outstanding March 31, 2000                          7,412
      10,046,634 shares issued and outstanding March 31, 2001                                          10,047
    Additional paid in capital                                                    11,450,890       12,606,217
    Accumulated deficit                                                           (2,305,964)      (2,292,846)
                                                                                -------------    -------------
     Total stockholders' equity                                                    9,196,772       10,325,418 **
                                                                                -------------    -------------

     Total liabilities and stockholders' equity                                 $ 22,053,551     $ 29,145,582
                                                                                =============    =============

     The accompanying notes are an integral part of the financial statements

     **Please note that Senior Care had a major acquisition of real property after March 31, 2001 which substantially effects the financial statement increasing Total shareholder equity to $70,875,418. A Pro Forma Balance
       Sheet appears on Page I-8.


                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
---------------------------------------------------------------------------------


                                            THREE MONTHS ENDED  THREE MONTHS ENDED
                                              MARCH 31, 2000      MARCH 31, 2001
                                              --------------      --------------
Gross Sales-Noble Furniture                    $  1,285,440         $  1,393,329
Cost of sales                                      (878,699)          (1,158,145)
                                               -------------        -------------
Gross profit-Noble Furniture                        406,741              235,185
                                               -------------        -------------

Rental property income                              123,701              209,891
Income from Equipment Rentals                                             74,000
                                               -------------        -------------
Total Adjusted Gross Income                         530,442              519,076

Operating expense:
    Selling, general and administrative             517,816              531,577
    Depreciation and amortization                    93,453               80,522
                                               -------------        -------------
      Total operating expenses                      611,269              592,099
                                               -------------        -------------
Operating loss                                      (80,827)             (73,023)
                                               -------------        -------------

Other income(expense):
    Interest expense                               (151,864)             (75,189)
                                               -------------        -------------

Loss before provision for income taxes             (232,691)            (148,212)
Provision for income taxes                               -
                                               -------------        -------------

Net loss                                       $   (232,691)        $   (148,212)
                                               =============        =============

Earnings per share:
    Basic                                             (.031)              (.014)
                                               =============        =============

Weighted average shares
   outstanding                                    7,412,154           10,046,634
                                               =============        =============

     The accompanying notes are an integral part of the financial statements


                                            SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                                          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------------------------

                               CONVERTIBLE
                              PREFERRED STOCK     COMMON STOCK
                              ----------------  ------------------
                                                                     ADDITIONAL      RETAINED        TOTAL
                               NUMBER     PAR      NUMBER     PAR      PAID-IN       EARNINGS     STOCKHOLDERS'
                              OF SHARES  VALUE   OF SHARES   VALUE     CAPITAL       (DEFICIT)        EQUITY
                              ---------  ------  ---------  -------  ------------  -------------  -------------

Balance, December 31, 1999
Series A Preferred               34,500   $  34
Series B Preferred              400,000     400
Common                                           6,662,154  $ 6,662  $10,262,533   $ (2,073,273)  $  8,196,356

Shares issued in acquisition
of Noble Furniture                   -       -     750,000      750    1,232,357              -      1,233,107

Net loss                             -       -          -        -            -        (232,691)      (232,691)
                              ---------  ------  ---------  -------  ------------  -------------  -------------
Balance, March 31, 2000         434,500  $  434  7,412,154  $ 7,412  $11,494,890   $ (2,305,964)  $  9,196,772

Conversion of
Series A Preferred              (34,500)    (34)   172,500      172                                        172

Conversion of
Series B Preferred             (400,000)   (400) 2,000,000    2,000                                      2,000

Series D Preferred            2,000,000   2,000                        2,248,000                     2,250,000

Stock Dividend
11 shares for 10                                 1,132,411    1,133   (1,131,278)                   (1,130,145)

Adjustment to purchase
of Noble Furniture to
account for Goodwill                                                     499,893                       499,893

Stock Issued to
Consultants, Officers
& Directors under
2000 Stock Option Plan                           2,540,772    2,541     (500,192)                     (497,651)

Regulation S Stock
issued to Europeans                                141,164      141       72,284                        72,425

30 to 1 Reverse Split of
Common shares on
March 15, 2001                                 (12,952,368) (12,952)                                   (12,952)

Stock Issued to
Officers & Directors                             1,600,000    1,600       71,032                        72,632
2001 Stock Option Plan

Stock Issued in
Phelan Compensation
Package                                          8,000,000    8,000                                      8,000

Net Profit (Loss)                                                       (148,212)                     (148,212)

Adjustment to balance
earnings deficit
with 12/31/2000 audit                                                                    13,118         13,118

Balances as of
March 31, 2001                2,000,000   2,000 10,046,634   10,047   12,606,417     (2,292,846)    10,325,418
                              =========  ====== ==========  =======  ============  =============  =============

     The accompanying notes are an integral part of the financial statements

                                       F-23


                                  SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                                     CONSOLIDATED STATEMENTS OF CASH FLOWS
=======================================================================================================

                                                                          THREE MONTHS     THREE MONTHS
                                                                              ENDED            ENDED
                                                                          MARCH 31, 2000  MARCH 31, 2001
                                                                           ------------    ------------
Cash flows from operating activities:
  Net loss                                                                 $  (232,691)    $  (148,212)
                                                                           ------------    ------------
Adjustments to reconcile net loss to cash used by operating activities:
  Depreciation and amortization                                                 93,453          80,522
Decrease (increase) in assets:
  Accounts receivable                                                         (554,603)         79,582
  Inventory                                                                   (744,957)         81,694
  Deposits                                                                     (65,859)
  Prepaids                                                                       1,095           6,418
  Construction in progress                                                    (912,430)        (52,200)
Increase (decrease) in liabilities:
  Accounts payable trade                                                       347,549         160,472
  Payroll Accruals                                                                              16,554
  Garnishments Payable                                                                             157
  Payroll Taxes Payable                                                                         (7,597)
  State Income Taxes Payable                                                                    (4,090)
  State Sales Tax Payable                                                                            1
  State Sales Tax Reimbursement                                                                    537
  Accrued liability                                                             27,566
  Accrued interest on notes payable                                             96,845
                                                                           ------------    ------------
    Total adjustments                                                       (1,711,341)        362,050
                                                                           ------------    ------------
    Net cash used in operating activities                                   (1,944,032)        213,838
                                                                           ------------    ------------

Cash flows used by investing activities:
  Purchase of property and equipment                                        (1,061,728)
  Capitalized Interest & Expenses paid                                                        (419,407)
                                                                           ------------    ------------
      Net cash used by investing activities                                 (1,061,728)       (419,407)
                                                                           ------------    ------------

Cash flows from financing activities:
  Net proceeds from promissory notes                                                           195,553
  Net proceeds from real estate loans                                                           51,023
  Net proceeds from debt                                                     1,827,874
  Issuance of common stock                                                   1,233,107          (3,352)
                                                                           ------------    ------------
    Net cash provided by financing activities                                3,060,981         243,224
                                                                           ------------    ------------

    Net decrease in cash                                                        55,221          (5,830)

Cash, beginning of period                                                       38,117          43,485
                                                                           ------------    ------------
Cash, end of period                                                        $    93,338          37,655
                                                                           ============    ============

Cash paid for interest and taxes are as follows:
  Interest, net of amounts capitalized                                     $   464,228         419,407
                                                                           ============    ============

SUPPLEMENTAL DISCLOSURE OF NON-CASH OPERATING, INVESTING, AND
FINANCING ACTIVITIES:
  Issuance of Common Stock in acquisition                                  $ 1,233,107     $ 3,187,500
  Issuance of Series D Preferred Stock in acquisition                                        2,250,000
                                                                           ============    ============

     The accompanying notes are an integral part of the financial statements

                                       F-24

                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       MARCH 31, 2000 AND MARCH 31, 2001
--------------------------------------------------------------------------------

NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

The Company was organized February 26, 1968 under the laws of the State of Idaho as Golden Chest, Inc. ("the Company"). During all of 1998 and through April 1999, the Company was inactive.

On April 2, 1999, the Company transferred its existing assets which consisted of patented mining claims to Paymaster Resources Incorporated. There were no liabilities. Paymaster Resources Incorporated was a company that was controlled by the directors of Golden Chest, Inc. who thereafter resigned and new directors were appointed. The purpose of this transfer was to leave Golden Chest with no assets and no liabilities. The book value of these assets was $20,816, which is recorded as a loss from discontinued operations in the accompanying statement of operations for 1999.

On April 2, 1999, the Company Board of Directors authorized a 1 for 100 reverse stock split of the Company's $0.10 par value common stock. On April 3, 1999, the Company's Board of Directors approved increasing the authorized common stock to 25,000,000 shares at $0.001 par value and increasing the authorized preferred stock to 5,000,000 shares at $0.001. For purposes of comparison, all financial statements reflect the retroactive effects of the reverse split and the changes in par value and authorized common and preferred stock.

On April 30, 1999, the Company completed an asset purchase agreement where it purchased the assets and assumed the liabilities of East-West Developer, Inc. ("East-West") for a note payable of $700,000, 1,480,122 shares of common stock, and 400,000 shares of Series B preferred stock. The Series B preferred stock was converted on April 5, 2000 to common stock in the Company. The total value of the acquisition of $8,404,176 was based on the book value of net assets of East-West which Senior Care received, which consist of real estate assets that had been recently appraised and related real estate loans. Management felt that the recent appraisals where sufficient determinants of value as of the acquisition date.

On August 26, 1999, the Company changed its name to Senior Care Industries, Inc. and the corporate situs to Nevada.

The Company previously reported its financial statements under SFAS 7 as a developmental stage company. During fiscal 1999, the Company was no longer considered in the development stage as it has generated income from its intended sources since that year.

The Company had a net loss of ($71,361) for the year ended December 31, 2000 which increased its accumulated deficit to ($2,144,634) as of that date. Management believes its rental operations, acquisitions and anticipated sales of condominium units beginning in the first quarter of 2001 will be sufficient to fund its operations and meet its working capital requirements through the end of 2001 and beyond. There is no assurance that the Company will be able to generate sufficient revenues or obtain sufficient funds where needed, or that such funds, if available, can be obtained on terms satisfactory to the Company.

                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       MARCH 31, 2000 AND MARCH 31, 2001
--------------------------------------------------------------------------------

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES

Accounting policies for investments in other entities:

Senior Care has investments in the Delran Associates, LLC, Noble Furniture and Rent USA.

The Delran investment was part of the East-West Developer asset acquisition and was based on the book value of net assets which Senior Care received, which consist of real estate assets that were recently appraised. Senior Care received a 45% membership interest in that limited liability company.

The purchase of Noble Furniture was valued based upon an appraisal of the assets of that company and the number of shares of Senior Care Common stock given was based upon the market price of those shares as of the date the transaction was completed. The difference between the value of the assets and the value of the stock paid was considered good will and is being amortized over a period of 15 years. In that transaction, Senior Care obtained all of the outstanding shares of Noble Furniture and it is now a wholly owned subsidiary.

Senior Care purchased common stock in Rent USA in exchange for Series D Preferred stock in Senior Care. The value of the transaction was based upon the book value of Rent USA as of September 30, 2000, which was the most recent financial statements available prior to the effective date of the transaction. Senior Care obtained approximately 43.5% of Rent USA which, according to those financial statements had a net asset value of $2,250,000 as of October 3, 2000.

On a quarterly basis, Senior Care management assesses whether there is likely to be any impairment of its value in its investments in Rent USA or Delran. Whether there is any impairment is determined after reviewing the financial statements of those entities and making a determination as to whether in the view of management, the investment is impaired for any reason. If the investment is considered impaired, then management should inform its principal accountant accordingly and adjustments to the value of the asset will be made on the financial statements.

General accounting polices and procedures are as follows:
---------------------------------------------------------

a. Senior Care records revenues from real estate sales when the escrow on the real estate transaction closes, that is when title has passed to the buyer and Senior Care receives the money it is owed on the transaction. No real estate sales had occurred as of the end of the period reported here. No policy has yet been developed on the value of property held for resale and whether the value of that property may be impaired as a result of not being able to sell it. Once the Company has some experience in the resale of property held for resale, then such a policy will be developed.

     As to rental income, rent is treated as received when it is actually received.

     The only sales which Senior Care had during the reporting period were from furniture sales at Noble Furniture. Sales are recorded when the furniture is delivered to the customer.

b. The Company has not yet adopted any policy regarding payment of dividends. No cash dividends have been paid since inception.

c. The cost of buildings and improvements are depreciated over the estimated useful life when they are placed in service. The Company utilizes the straight-line method of depreciation calculated over thirty years.

d. The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses for the period reported. Actual results may differ from these estimates. Any adjustments applied to estimated amounts are recognized in the year in which such adjustments are determined.

                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       MARCH 31, 2000 AND MARCH 31, 2001
--------------------------------------------------------------------------------

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES, CONTINUED

e. The Company is required to estimate the fair value of all financial instruments included on its balance sheet at December 31, 2000. The Company considers the carrying value of such amounts in the financial statements (cash, real estate loans and note payable) to approximate their fair value due to the relatively short period of time between origination of the instruments and their expected realization and interest rates, which approximate current market rates.

f. The Company has net operating loss carry forwards as of December 31, 2000 that results in a deferred tax asset of approximately ($2,144,634). The Company has recorded a valuation allowance of against this asset in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for income taxes." The Company will review its need for a provision for income taxes after each operating quarter and each period for which a statement of operations is presented. The Company's marginal tax rate is 0% as a result of the valuation allowance.

g. Basic net income per common share is computed by dividing the net income available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Incremental common shares issuable upon the exercise of convertible preferred stock and options, are included in the computation of diluted net income per common share to the extent such shares are dilutive.

h. The Company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. At December 31, 2000, management determined that there has been no impairment of the Company's long-lived assets. There can be no assurance, however, that market conditions will not change or demands for the Company's services will continue which could result in future long-lived asset impairments.

i.   Inventories are stated at cost determined using the first-in, first-out
     (FIFO) method, but not in excess of market. Inventories consist of raw materials, work-in process and finished goods. Costs include materials and direct labor. Inventories as stated on these financial statements are net after a deduction for doubtful accounts. Doubtful accounts from experience are a minor amount and for that reason, have not been stated separately.

                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       MARCH 31, 2000 AND MARCH 31, 2001
--------------------------------------------------------------------------------

NOTE 3 - REAL ESTATE

Real estate is made up of the following at

                                     March 31, 2000              March 31, 2001
                                     -----------------           ---------------

Rental property                        $ 1,800,000                  $ 1,800,000
Capitalized Construction Interest                                       902,448
Capitalized Expenses                                                  2,452,178
Construction in progress                15,349,217                   14,941,507
Less: Accumulated Depreciation                                          (55,355)
                                      ------------                 ------------
                                       $17,149,217                  $19,736,172
                                      ============                 ============

Senior Care did not begin capitalizing construction expenses and interest pursuant to Statement of Financial Accounting Standards No. 34 until January 1, 2000.

                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       MARCH 31, 2000 AND MARCH 31, 2001
--------------------------------------------------------------------------------

NOTE 4 - MORTGAGE DEBT

The Company has mortgage obligations as summarized below.

Friendly Bear Property
----------------------
A secured term loan with a bank, bearing interest at 8.5%, payable in equal monthly installments of $17,312.
Balloon payment due 2009.                                            $2,139,435

Signature Property
------------------
A construction loan with a mortgage company, bearing
interest at 12.5% payable in interest only monthly installments
of $26,695. Balloon payment due June 1, 2001.                         2,297,025

Pecos Russell
-------------
A construction loan with a mortgage company, bearing interest at 12.5% payable in interest only monthly installments of $11,219.
Balloon payment due January 2000. The loan was refinanced with a bank bearing interest at 9.25% payable in monthly installments of principal of $9,400 plus interest through December 2009.
Balloon payment due January 2010.                                     2,753,478

Broadway Property
-----------------
A 1st trust deed loan with a bank, bearing interest at 8.375%
payable in monthly installments of principal and interest
of $7,116 through March 2027.                                           692,079

A 2nd trust deed loan with a bank, bearing interest
at 14% payable in monthly installments of principal
and interest of $2,200 through January 2001. Balloon
payment due February 2002.                                              311,789

Evergreen Manor Property
------------------------
A construction loan with a bank, bearing interest
at prime plus 1.25% payable in interest only monthly
installments of $17,538. Balloon Payment due
February, 2002.                                                       4,830,817
                                                                    ------------
Total                                                               $13,024,623
                                                                    ============

                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       MARCH 31, 2000 AND MARCH 31, 2001
--------------------------------------------------------------------------------

NOTE 5   OTHER SECURED DEBT

The Company as part of the asset purchase agreement with East-West Community Developer, agreed to issue to a non-related third party a $700,000 note with principal and accrued interest due on March 29, 2002.

Noble Furniture has a credit line with Celtic Capital which is secured by inventory and accounts receivable under the terms of which Noble can borrow 50% of current inventory and 80% of eligible accounts receivable. Eligible accounts receivable are receivables which are due within a period of 60 days. Celtic also allows a portion of Noble's equipment also to act as collateral. The weighted average interest rate on borrowings under the Celtic credit line was 12% during the year 2000.

Senior Care also has a credit line with American Auditors, LLC but that credit line is not secured by any assets of Senior Care.

NOTE 6 - COMMON STOCK

On May 1, 2000 the Company purchased Noble Furniture for 750,000 shares of Company common stock valued at $3,187,500. The combination has been accounted for by the purchase method. Accordingly, the Company recorded assets acquired at their fair values. The Company accounted for the acquisition under the purchase method of accounting and recorded a total of $1,732,240 in goodwill, which is being amortized over 15 years. The difference between the actual purchase price and the amount of goodwill is the appraised value of the equipment and other tangible assets which Noble owned at the time the company was purchased. No intangibles were included in that determination.

The Articles of Incorporation authorize 50,000,000 shares of common stock. As of December 31, 2000, the Company had a total of 13,399,001 shares outstanding. It should be noted here that on March 15, 2001, a 30 to 1 reverse split reduced the number of outstanding shares from that amount to 446,634. On March 12, 2001, the Board of Directors authorized additional issuance of Common stock to officers and directors under the terms of the 2001 Stock Option Plan and additional shares to consultants. As of March 31, 2001, there were a total of 10,046,634 Common shares outstanding.

NOTE 7 - PREFERRED STOCK

SERIES A
--------
As of April 2, 1999 the Company had 34,500 of its Series A preferred stock, convertible at .12 shares of the Company's $0.001 par value common stock for 1 share of preferred. The Series A preferred shares have no preferences for the payment of dividends or liquidation preferences. Those shares were converted to 172,500 shares of common stock on April 5, 2000. There are presently no Class A Preferred shares outstanding.

                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       MARCH 31, 2000 AND MARCH 31, 2001
--------------------------------------------------------------------------------

NOTE 7   PREFERRED STOCK, CONTINUED

SERIES B
--------
On April 30, 1999 as part of the East-West purchase the Company issued 400,000 shares of its Series B preferred stock, par value $0.001, convertible at 5 shares of common stock for each share of preferred stock converted. The Series B preferred shares have no preferences for the payment of dividends or liquidation preferences. The option to convert the stock to common shares was exercised on April 30, 2000. As of December 31, 2000, there were no Series B Preferred shares outstanding.

SERIES C
--------
The Company set up Series C preferred stock for the purpose of issuing stock in exchange for land in Tennessee. That transaction was canceled and the stock issued was voided. There is presently no Series C preferred stock outstanding.

SERIES D
--------
On October 3, 2000, the Company issued 2,000,000 shares of Series D preferred stock to Rent USA, Inc. in exchange for 5,000,000 shares of common stock in Rent USA, Inc. which was issued to Senior Care. The transaction had a stated value in the contract of $2,250,000. 5,000,000 shares of Rent USA represented 43.5% of the shares outstanding in that company as of the date of the transaction. The value was derived by dividing the book value per share of Rent USA into the number of common shares received by Senior Care as of the most recent available financial statements for that company which were as of September 30, 2000, only three days prior to the effective date of the transaction on October 3, 2000. A copy of the financial statements of Rent USA for the period ended September 30, 2000 is attached for your information as Exhibit 99.

NOTE 8 - COMMITMENTS

The Company has an equipment lease requiring payments of $320 per month which will expire in July, 2002.

                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       MARCH 31, 2000 AND MARCH 31, 2001
--------------------------------------------------------------------------------

NOTE 9 - STOCK BENEFIT PLAN

The Board of Directors authorized the 2000 Stock Option Plan under the terms of which stock options were given to certain officers and directors of the Company. A total of 584,792 shares of common stock were issued under the terms of the 2000 Stock Option Plan to officers and directors during the year 2000. The Company accounts for stock-based employee compensation arrangements under the intrinsic method pursuant to APB 25.

NOTE 10 - EARNINGS PER SHARE

The following table sets forth the computation of basic earnings per share for the period:

                                                March 31, 2000      March 31, 2001
                                                --------------      --------------
Numerator:
   Numerator for basic net profit per share       $ (232,191)         $ (148,212)
                                                  ==========          ==========
   Denominator:
   Denominator for basic loss per share - weighted
                    average shares outstanding     7,412,154          10,046,634
                                                  ==========          ==========

NOTE 11 - LITIGATION

The Company has been named in litigation in the ordinary course of its business. Management believes the resolution of the matter will have an immaterial effect on the Company's financial position and results of operations.

NOTE 12 - SUBSEQUENT EVENTS

Reverse Split of Common Shares
------------------------------

On March 12, 2001, the Shareholders authorized and the Board of Directors voted that all holders of common stock would receive 1 share of common stock for each 30 shares owned as of March 15, 2001. This resulted in reducing the number of common shares outstanding as of that date from 13,399,001 to 466,634.

                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MARCH 31, 2000 AND MARCH 31, 2001
--------------------------------------------------------------------------------

NOTE 13 - SUBSEQUENT EVENTS, CONTINUED

Purchase of Assets of Tri-National Development Corporation
----------------------------------------------------------

On March 28, 2001, Senior Care entered into agreements with Tri-National Development Corporation to purchase certain real estate assets of the company and agreed to assume all debt encumbering those real estate assets. The purchase of the assets became effective on April 30, 2001:

1.     THE HILLS OF BAJAMAR

Under the contract with Senior Care, 650 acres will be conveyed plus 100% of Tri-National's rights under the Option Agreement. The purchase price by Senior Care was $14,950,000, or in the area of $23,333 per acre. Senior Care paid 300,000 shares of Series F Convertible Preferred stock which is convertible into 20 shares of Senior Care Common stock for each share of Series F Preferred on a formula which allows 20% of the Preferred shares to be converted in the 24th month following the acquisition and 20% convertible on each 12th month anniversary date thereafter until all of the Preferred shares have been converted. Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to footnote 1 in the Contract.

Senior Care may repurchase a total of $11,262,481 in Series F Convertible Preferred by the issuance of Series I Preferred stock which will then be issued to Tri-National's Corporate Note holders.

2.   PLAZAS RESORT TIMESHARES AND COMMERCIAL PROPERTY

Senior Care purchased this property for $16,079,055. Senior Care assumed the outstanding mortgage on the property of $9,079,055 and will pay a total of $7,000,000 by issuing 150,000 shares of Series F Convertible Preferred stock. Again, Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to footnote 1 in the Contract.

3.  PLAZA ROSARITO

Senior Care purchased this property for a total purchase price of $13,000,000 for the 15 acre undeveloped ocean front property and $20,200,000 for the 9 acres of developed land where the partially completed shopping center is located. The payment is being made by the issuance of 500,000 shares of Series F Preferred stock in Senior Care which is convertible to Common stock on the conversion formula which was discussed above. Again, Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to footnote 1 in the Contract.

                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MARCH 31, 2000 AND MARCH 31, 2001
--------------------------------------------------------------------------------

NOTE 13 - SUBSEQUENT EVENTS, CONTINUED

4.  PORTAL DEL MAR CONDOMINIUMS

Senior Care purchased a 2/3rds undivided interest in this property for $6,000,000 paying 50,000 shares of Series F Convertible Preferred which is convertible to Common stock on the conversion formula which was discussed above. Again, Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to footnote 1 in the Contract.

Senior Care assumed its proportional share of the debt on this property. Senior Care's portion of that debt is approximately $600,000.

Recap of Tri-National Acquisitions:
----------------------------------

Senior Care purchased assets held by Tri-National's Mexican subsidiaries and assumed debt as follows:

Name of Property        Purchase Price          Debt Assumed        Net Assets Acquired
---------------------------------------------------------------------------------------

Hills of Bajamar        $14,950,000                                 $14,950,000

Plazas Resort           $16,079,055             $ 9,079,055         $ 7,000,000

Plaza Rosarito          $33,200,000                                 $33,200,000

Portal Del Mar          $ 6,000,000             $   600,000         $ 5,400,000
                        -----------             -----------         -----------
Total:                  $70,229,055             $ 9,679,055         $60,550,000


NOTE 14 - SEGMENT INFORMATION

The Company has adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to stockholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers.

Senior Care has developed the following segment information, the first being from rental income which the Company receives from the rental of its income real property, Broadway-Acacia, Pecos Russell Business Center and Friendly Bear. The second is income received from the Noble Furniture manufacturing operation. Eventually, once income begins being derived from the sale of property which the Company holds for resale such as Evergreen Manor II, the Company will report that income as a segment as well.

                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MARCH 31, 2000 AND MARCH 31, 2001
--------------------------------------------------------------------------------

NOTE 14 - SEGMENT INFORMATION, CONTINUED

Income from the rental property segment and expenses incurred in connection with that segment for the 12 month period ended is as follows [there was no separate reporting of segments during the year 1999 due to the fact that the Company was beginning its operations and had not yet identified segments]:

                                 3 months of 2000     3 months of 2001
                                 ----------------     ----------------

Rental Income                    $  123,701           $  209,891
Less: General & Administrative
       Expenses                    (220,040)            (240,001)
Interest Expense                   (151,864)             (75,189)
                                  ---------            ---------
Loss Attributable to
 Rental Operations:              $ (248,203)          $ (105,299)

Income and expenses incurred in connection with the Company's Noble Furniture operations are as follows:

Sales                            $1,285,440           $1,303,329
Less: Cost of Good Sold            (878,699)          (1,158,145)
                                 ----------           ----------
Gross Profit on Sales               406,741              235,185
Less: Selling, General &
      Administrative Expenses      (297,776)            (291,576)
                                 ----------           ----------
Net Profit
 or Loss Before Taxes               108,165              (56,391)